Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CIM INTERMEDIATE HOLDCO, INC.

Michael J. Provenzano III, being the duly elected President of CIM Intermediate Holdco, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. That the Corporation filed its original Certificate of Incorporation on September 22, 2005 (the “Certificate”) with the Delaware Secretary of State under the name of CIM Intermediate Holdco, Inc.

2. That the Board of Directors of the Corporation, pursuant to unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation’s Certificate in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

3. That the sole stockholder of the Corporation, pursuant to written consent, approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

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State of Delaware Secretary of State Division of Corporations Delivered 05:14 PM 06/26/2006 FILED 05:17 PM 06/26/2006 SRV 060612989 - 4028008 FILE

IN WITNESS WHEREOF, the undersigned, being the President herein above named, for the purpose of amending and restating the Certificate of Incorporation of the Corporation, pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation this 26th day of June, 2006.

/s/ Michael J. Provenzano III
Michael J. Provenzano III President

{CIM Intermediate Holdco, Inc. -
Amended and Restated Certificate of Incorporation}	S-1

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASPECT SOFTWARE PARENT, INC.

ARTICLE ONE

The name of the corporation is Aspect Software Parent, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is fifty thousand (50,000) shares of Common Stock, with a par value of $1.00 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

2

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

ASPECT SOFTWARE INTERMEDIATE HOLDINGS LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

WITH AND INTO

ASPECT SOFTWARE PARENT, INC.,

A DELAWARE CORPORATION

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law (the “DGCL”) and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “Act”), Aspect Software Parent, Inc., a Delaware corporation (the “Corporation”), in connection with the merger (the “Merger”) of Aspect Software Intermediate Holdings LLC, a Delaware limited liability company (the “Aspect Software Intermediate”), with and into the Corporation, hereby certifies as follows:

FIRST:	The names and states of domicile of the constituent corporation and limited liability company to the Merger (the “Constituent Entities”) are:

	Name	State of Domicile

	Aspect Software Parent, Inc.	Delaware

	Aspect Software Intermediate Holdings LLC	Delaware

SECOND:	A Plan of Merger, dated as of November 24, 2010, by and between Aspect Software Intermediate and the Corporation (the “Plan of Merger”), has been approved, adopted, certified, executed and acknowledged by Aspect Software Intermediate pursuant to Title 6, Section 18-209 of the Act and by the Corporation pursuant to Title 8, Section 264(c) of the DGCL.

THIRD:	The Corporation shall be the surviving corporation in the Merger. The name of the surviving corporation shall be “Aspect Software Parent, Inc.”

FOURTH:	The Certificate of Incorporation of the Corporation shall be the Certificate of Incorporation of the surviving corporation.

SIXTH:	A copy of the Plan of Merger will be furnished by the surviving corporation on request, without cost, to any member or stockholder, as appropriate, of any of the Constituent Entities.

SEVENTH:	The Merger shall be effective on November 24, 2010, at 5:00 p.m. (EST).

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2

IN WITNESS WHEREOF, the surviving corporation has caused this Certificate of Merger to be signed by an authorized officer as of the 24th day of November, 2010.

ASPECT SOFTWARE PARENT, INC.,
a Delaware corporation

By:	/s/ Michael J. Provenzano III
Michael J. Provenzano III
President

{DE Certificate of Merger -	S-1
Aspect Software Intermediate Holdings LLC into Aspect
Software Parent, Inc.}